Exhibit 99(a)(1)(A)

OFFER TO PURCHASE

300 Crescent Court, Suite 700
Dallas, Texas 75201
Investors.vinebrookhomes.com

OFFER TO PURCHASE UP TO $30 MILLION, 909,090 SHARES, OF
ITS OUTSTANDING CLASS A COMMON STOCK
AT AN OFFER PRICE OF $33.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON OCTOBER 5, 2026, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

Dear Stockholder:

VineBrook Homes Trust, Inc. (“VineBrook,” the “Company,” “we,” “us,” or “our”) is offering to purchase up to $30 million, or 909,090 shares, of the Company’s Class A common stock, par value $0.01 per share (“Shares”), for cash at an offer price equal to $33.00 per Share (the “Offer Price”) on the terms and conditions set forth in this Offer to Purchase and the related Letter of Transmittal. This Offer to Purchase and the related Letter of Transmittal constitute the “Offer.” The Offer is intended to provide flexibility for investors with near-term liquidity needs, which aligns with the Company’s long-term strategic objective of providing greater stockholder liquidity.

Unless extended or withdrawn, the Offer, proration period and withdrawal rights will expire at 5:00 P.M. Eastern Time, on October 5, 2026 (the “Expiration Date”). You may tender all, a portion or none of your Shares.

Stockholders desiring to tender all or any portion of their Shares for purchase must complete and sign a Letter of Transmittal and deliver it to the Company in the manner set forth in “The Offer — Procedures for Tendering Shares.”

Notwithstanding any other provision of the Offer, the Company’s obligation to accept for purchase, and to pay for, any Shares validly tendered (and not validly withdrawn) is conditioned upon the satisfaction of certain conditions, including the Financing Condition (as defined herein). The conditions to the Offer are for the sole benefit of the Company and may be asserted by the Company, regardless of the circumstances giving rise to any such condition not being satisfied (other than any actions or inactions of the Company). The Company reserves the right, in its sole discretion, to waive any and all conditions of the Offer prior to the Expiration Date (provided that the Offer will remain open for at least five business days after the Financing Condition is satisfied or waived). See “The Offer,” which sets forth in full the conditions to the Offer.

Stockholders not interested in tendering any of their Shares need not take any action.

On August 14, 2026, the Pricing Committee of the Company’s Board of Directors (the “Board”) determined that the Company’s net asset value (“NAV”) per Share on a fully diluted basis was $52.68 as of June 30, 2026. The $33.00 per share Offer Price is 62.6% of our NAV per Share as of such date. For a full description of the methodologies and assumptions, as well as certain qualifications, used to determine the Company’s NAV per Share, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 as filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2026 (the “Annual Report”) and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 as filed with the SEC on August 14, 2026, which are incorporated herein by reference. Please note that the Company’s most recently published NAV per Share of $52.68 is as of June 30, 2026 and was calculated as of a specific date. The value of the Shares may fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to developments and movements in the real estate and capital markets generally, including, without limitation, changes in interest rates. These risks have not been priced into the Company’s NAV per Share. There is no assurance of the extent to which the most current valuation should be relied upon for any purpose after its effective date. See “Item 1A. Risk Factors” in the Company’s Annual Report for additional risks related to the Company’s NAV per Share.

It is important to note that we believe the Company continues to make meaningful progress executing its long-term strategy, including expanding into newer build-to-rent communities, making substantial improvements to its capital stack and debt maturity profile, and enhancing portfolio quality and cash flow generation. As such, management remains optimistic about the Company’s future and continues to pursue longer-term liquidity opportunities. For shareholders who do not require immediate liquidity, the Company believes VineBrook’s value creation strategy remains intact.

Because of the proration provisions described in this Offer to Purchase, less than all of the Shares tendered may be purchased if more than 909,090 Shares are validly tendered (and not validly withdrawn). Only Shares validly tendered and not validly withdrawn will be eligible to be purchased. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date.

Subject to complying with applicable law, we reserve the right, in our sole discretion, to change the Offer Price and to increase or decrease the number of Shares sought in the Offer. In accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares (26,236,818 Shares are outstanding as of the date of this Offer to Purchase) without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 524,736 Shares.

While the Board has approved the Offer, none of the Company, the Board, LODAS Transfer, LLC (“LODAS”), in its capacity as depositary and paying agent (the “Depositary and Paying Agent”) for the Offer, RBC Capital Markets, LLC, as dealer manager (the “Dealer Manager”) or NexPoint Securities, Inc., as information agent (the “Information Agent”), makes any recommendation to stockholders as to whether to tender or refrain from tendering their Shares. Each stockholder must make his, her or its own decision whether to tender Shares, and if so, how many Shares to tender. Stockholders are urged to evaluate carefully all information in the Offer, the Letter of Transmittal and the Tender Offer Statement on Schedule TO (the “Schedule TO”), including our Annual Report and most recently filed Quarterly Report on Form 10-Q, which are incorporated by reference in this Offer to Purchase and can be found in the “Financials” section of our website, investors.vinebrookhomes.com and on the SEC’s website www.sec.gov, and to consult their own investment and tax advisors and make their own decisions whether to tender or refrain from tendering their Shares.

No person has been authorized to make any recommendation on behalf of the Company, the Board, the Depositary and Paying Agent, the Dealer Manager or the Information Agent or any representations in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation and any information and representation other than those described in this Offer to Purchase must not be relied upon.

The Offer has neither been approved nor disapproved by the SEC, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the accuracy or adequacy of the information contained or incorporated by reference into this Offer to Purchase. Any representation to the contrary is a criminal offense.

If you do not wish to tender Shares in the Offer, simply do not respond.

Questions and requests for assistance may be directed to the Depositary and Paying Agent by telephone toll free at (833) 586-1960 or by email to vinebrooktender@lodasmarkets.com, to the Information Agent by telephone toll free at (833) 697-7253 or to the Dealer Manager by telephone toll free at (877) 381-2099 or by mail to RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, New York 10281. Additional copies of the Offer may be found on our website at http://investors.vinebrookhomes.com/resources/2026-tender-offer-resources or requested by contacting the Depositary toll free at (833) 586-1960, by email to vinebrooktender@lodasmarkets.com or by mail to VineBrook Homes Trust, Inc. c/o LODAS Transfer, LLC, 1710 Keller Parkway #1981, Keller, TX 76248.

The Information Agent for the Offer is:

NexPoint Securities

The Dealer Manager for the Offer is:

RBC Capital Markets

September 4, 2026

VINEBROOK HOMES TRUST, INC.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights the material terms of the Offer but does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read this entire Offer to Purchase and the Letter of Transmittal and the documents incorporated by reference in this Offer to Purchase because they contain the full details about the Offer and the Company. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion. Except where the context suggests otherwise, the terms “we,” “us,” “our” and the “Company” refer to VineBrook Homes Trust, Inc., a Maryland corporation.

What is the purpose of the Offer?

There has never been a public trading market for the Shares, and historically stockholders have had access to liquidity only by means of the Company’s amended and restated share repurchase plan (the “Share Repurchase Plan”) and through LODAS Securities, LLC’s market making service. Since December 2022, share repurchases have been suspended under the Share Repurchase Plan, generally subject to exceptions in the case of death, disability or similar extenuating hardship. The Company is making the Offer in order to provide limited liquidity to stockholders, who have generally not had liquidity since repurchases under the Share Repurchase Plan were suspended.

While the Board has approved the Offer, the Board makes no recommendation to stockholders as to whether to tender or refrain from tendering their Shares.

Because the Shares are not listed on a national securities exchange, and because the Share Repurchase Plan has been suspended since December 2022, generally subject to limited exceptions, the Board has determined that the Offer is in the best interests of the Company and has approved this Offer to provide stockholders with limited liquidity. However, the Board notes that each individual stockholder should determine whether to tender based on, among other considerations, his, her or its liquidity needs.

While the Offer is ongoing, and for 10 business days thereafter, the Company will not accept any repurchase requests, including hardship requests.

The timing of future liquidity events for the Company’s stockholders will depend upon then prevailing market conditions and the Board’s assessment of the Company’s capital needs and investment objectives and other liquidity options for the Company’s stockholders. Shares are not currently listed on a national securities exchange, nor is any listing currently being considered as the Board has determined, with the concurrence of management, that market conditions are not currently conducive to a listing. We do not anticipate that there would be any significant market for the Shares unless and until they are listed for trading. The Company can provide no assurances as to the form or timing of the commencement of any additional liquidity event for its stockholders or the ultimate liquidation of the Company. There can be no assurances with respect to when or if the Company will achieve a liquidity event, or as to the future value of the Shares. See “The Offer — Price; Number of Shares; Expiration Date; Proration.”

How was the offer size and purchase price for the Offer established?

We established the size of the Offer and the purchase price of the Shares pursuant to the Offer based on discussions between our management and the Board. One of the Company’s key objectives in making the Offer is to provide limited liquidity for our stockholders, who have had limited liquidity options since suspension of Share repurchases under the Share Repurchase Plan.

In evaluating the size of the Offer, our management and the Board considered many factors in an attempt to match anticipated demand for liquidity with available funds. The factors weighing most heavily on the size of the Offer were the number of stockholder requests for liquidity since suspension of Share repurchases under the Share Repurchase Plan, the number of Shares bought and sold on LODAS Securities, LLC since such suspension, the number of requests for hardship redemptions and the Company’s available liquidity. In establishing the size of the Offer, our management and the Board also considered our need for capital and alternative uses of our cash at this time, including the potential repayment of outstanding indebtedness, and determined that the size of the Offer struck an appropriate balance with alternative uses of our cash such that the Offer was in the best interests of the Company and its stockholders.

In determining the purchase price for the Offer, the Board and management considered the most recent NAV per Share, the prices that LODAS Securities, LLC has advised us Shares have traded between stockholders through its market making service, the prices at which our publicly traded single-family REIT peers, American Homes 4 Rent (NYSE: AMH) and Invitation Homes, Inc. (NYSE: INVH) have traded on the New York Stock Exchange relative to their estimated NAVs per share, the limited liquidity for the Shares and other relevant factors.

What is the most recent NAV of the Shares?

On August 14, 2026, the Pricing Committee of the Company’s Board determined that the Company’s NAV per Share on a fully diluted basis was $52.68 as of June 30, 2026. The $33.00 per Share Offer Price is 62.6% of our NAV per Share as of such date. See “The Offer — Price; Number of Shares; Expiration Date; Proration.”

Effective for valuations beginning on September 30, 2025, the Company implemented a new valuation methodology that was approved by the Board (the “Valuation Methodology”). Under the Valuation Methodology, NexPoint Real Estate Advisors, V, L.P. (our “Adviser”) calculates a preliminary NAV range by applying capitalization rates (“cap rates”) — low, mid, and high — provided by Green Street Advisors, LLC for each Metropolitan Statistical Area in which the Company’s VineBrook segment owns properties (the “VineBrook Portfolio”). Our Adviser then applies these cap rates to each property’s projected net operating income over the next twelve months, adjusted for property dispositions and acquisitions, unless the property is a new acquisition (generally acquired within twelve months of the valuation date), in which case a discounted cash flow model is applied. Then our Adviser will layer in other assets and liabilities and make any other adjustments deemed necessary to arrive at a preliminary NAV range that it will recommend to the Pricing Committee. Based on this recommendation, the Pricing Committee will then determine NAV per Share based on the midpoint of the range.

For a full description of the methodologies and assumptions, as well as certain qualifications, used to determine the Company’s NAV per Share, see the Company’s Annual Report and its most recently filed Quarterly Report on Form 10-Q, which are incorporated herein by reference. Please note that the Company’s most recently published NAV per Share of $52.68 is as of June 30, 2026 and was calculated as of a specific date. The value of the Shares may fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to developments and movements in the real estate and capital markets, generally, including, without limitation, changes in interest rates. These risks have not been priced into the Company’s NAV per Share. There is no assurance of the extent to which the most current valuation should be relied upon for any purpose after its effective date. See “Item 1A. Risk Factors” in the Company’s Annual Report for additional risks related to the Company’s NAV per Share.

Will the Company resume redemptions under the Share Repurchase Plan after the Offer expires and on what terms?

Currently, the Board does not intend to resume the Share Repurchase Plan after the expiration of this Offer, subject to exceptions in the case of death, disability or similar extenuating hardship.

What will be the effects of the Offer?

The purchase of Shares pursuant to the Offer will have the following effects:

●

Depending on how many Shares are purchased, the Offer will decrease the amount of cash we have available for other purposes, such as paying distributions, funding acquisitions, or improvement costs, and paying operating and administrative expenses or continuing debt service obligations.

●

Because the Offer Price is lower than our most recent NAV per Share, the purchase of Shares pursuant to the Offer may have a slightly positive impact to our NAV per Share for remaining stockholders. However, those stockholders will also bear the attendant risks associated with owning Shares.

●	Purchases of Shares pursuant to the Offer will increase the proportionate interest of stockholders that do not tender their Shares.

●

Tendering stockholders whose Shares are accepted for payment will lose the opportunity to participate in any potential future upside and future growth of the Company with respect to such Shares and will lose the right to receive any future distributions or dividends that we may declare and pay with respect to such Shares.

Our purchases of Shares pursuant to the Offer will not result in the deregistration of our Shares under the Securities Exchange Act of 1934 (the “Exchange Act”). See “The Offer — Certain Effects of the Offer.”

Do the Company’s directors or executive officers intend to tender their Shares in the Offer?

We have been advised that none of our directors or executive officers intend to tender any Shares in the Offer. See “The Offer — Certain Information about the Company.”

How many Shares will the Company purchase? What will be the form of payment?

We are offering to purchase for cash up to $30 million of Shares, or 909,090 Shares, at an Offer Price equal to $33.00 per Share, subject to the terms and conditions of the Offer. In accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares (26,236,818 Shares are outstanding as of the date of this Offer to Purchase) without amending or extending the Offer. Validly tendering Shares assures you that at least a portion of your Shares will be purchased so long as we purchase Shares under the Offer (subject to provisions relating to proration described in “The Offer — Price; Number of Shares; Expiration Date; Proration”).

We will announce the preliminary results of the Offer through an amendment to the Schedule TO, including the expected proration factor, and pay the Offer Price in cash, less any applicable withholding taxes and without interest, for the Shares we accept for payment promptly after the Expiration Date.

We will pay for Shares that are validly tendered and not validly withdrawn by depositing the Offer Price in cash with LODAS, the Paying Agent for the Offer (the “Paying Agent”), which will act as your agent for the purpose of receiving payments from us and transmitting payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary and Paying Agent of a properly completed and duly executed Letter of Transmittal and any required signature guarantees and other documents required by the Letter of Transmittal.

Subject to applicable law, we reserve the right, in our sole discretion, to change the Offer Price and to increase or decrease the number of Shares sought in the Offer. The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See “The Offer — Price; Number of Shares; Expiration Date; Proration” and “— Conditions of the Offer.”

If I tender my Shares, and the Company accepts the Shares I tender, will I receive any distributions accrued before my Shares are accepted?

Shares purchased in the Offer will not be eligible to receive distributions except for any distributions declared to stockholders of record on a date before the date that we accept those Shares for payment. See “The Offer — Certain Information About the Company — Dividends” for further information regarding our distribution policy.

What if stockholders tender more than 909,090 Shares?

If more than 909,090 Shares are validly tendered and not validly withdrawn, we will purchase Shares validly tendered on a pro rata basis with appropriate adjustments to avoid the purchase of fractional Shares. See “The Offer — Treatment of Fractional Shares.”

In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 524,736 Shares. See “The Offer — Extension of the Offer; Termination; Amendment.”

Because of the proration provisions described in this Offer to Purchase, it is possible that we will not purchase all of the Shares that you tender.

If the Offer is oversubscribed, the number of Shares that we purchase from you will be prorated.

If we are required to prorate, the Depositary and Paying Agent will determine the proration factor promptly following the Expiration Date. The proration factor will be based on the ratio of (i) 909,090 (or, if we increase the number of Shares accepted for payment in the Offer as described above, the increased aggregate number of Shares to be purchased pursuant to the Offer) to (ii) the total number of Shares validly tendered and not validly withdrawn by all stockholders. The number of Shares accepted for purchase for each stockholder will equal the number of Shares validly tendered (and not validly withdrawn) by each stockholder multiplied by the proration factor, with appropriate adjustments to avoid the purchase of fractional Shares. See “The Offer — Purchase and Payment for Tendered Shares” and “— Treatment of Fractional Shares.”

We will announce the final proration factor and commence payment for any Shares purchased pursuant to the Offer promptly. The preliminary results of any proration will be announced through publicly filing an amendment to the Schedule TO as promptly as practicable after the Expiration Date.

Because of the proration provisions described in this Offer to Purchase, it is possible that we will not purchase all the Shares that you tender. If the Offer is oversubscribed, the number of Shares we purchase from you will be prorated. The number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender Shares. Each stockholder should consult with their tax advisor to evaluate the tax consequences of tendering or selling Shares in the Offer. See “The Offer — Certain U.S. Federal Income Tax Consequences.”

How do I tender Shares that are registered in my name?

If you would like for us to purchase all or a portion of your Shares that are registered in your name, you must properly complete and sign the Letter of Transmittal enclosed herewith and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent at the appropriate address shown on the “Instructions to Letter of Transmittal” page accompanying the Letter of Transmittal.

Unless the Offer is extended, the completed and executed Letter of Transmittal must be received before the Expiration Date. See “The Offer — Procedures for Tendering Shares.”

How do I tender Shares that I hold through a broker, dealer, commercial bank, trust company, custodian or other nominee?

If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, custodian or other nominee and you are not the holder of record on our books, you must contact your broker, dealer, commercial bank, trust company, custodian or other nominee and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. Stockholders holding their Shares through a broker, dealer, commercial bank, trust company, custodian (such as an IRA account) or other nominee must not deliver a Letter of Transmittal directly to the Depositary. The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary and Paying Agent on your behalf. This requirement will be strictly followed, and Letters of Transmittal that do not conform to the above will be rejected. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and proper evidence satisfactory to the Depositary and Paying Agent of their authority to so act must be submitted together with any required signature guarantees and other documents required by the Letter of Transmittal. If a broker, dealer, commercial bank, trust company, custodian or other nominee holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company, custodian or other nominee that holds your Shares as soon as possible to find out its deadline. See “The Offer — Procedures for Tendering Shares.”

Will I be notified of any defects in the documents I submit?

To the extent practicable, the Company, LODAS and the Dealer Manager will attempt to give notice of any defects or irregularities in tenders, provided, however, that none of the Company, LODAS, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. Any notice given will be in the form of a letter. The Company will not be liable for failure to waive any condition of the Offer or for any defect or irregularity in any tender of Shares. Therefore, we encourage stockholders to carefully complete their tender materials and submit them as early as possible after they have considered the information in this Offer to Purchase, so that they will have as much time as possible before the Expiration Date to correct any defects or irregularities in their tenders. See “The Offer — Procedures for Tendering Shares.”

What will happen to my fractional Shares in connection with the Offer?

If you are tendering all of your Shares and the Offer is not oversubscribed, we will purchase your validly tendered Shares, including any fractional Share, pursuant to the terms and subject to the conditions of the Offer. If you tender less than all of your Shares by writing in a number of Shares on the Letter of Transmittal that represents less than all of the whole Shares you own at the time that you submit your Letter of Transmittal, any fractional Share that you own will not be tendered. See “The Offer — Treatment of Fractional Shares.”

Will I have to pay brokerage fees and commissions if I tender my Shares?

No, if you are the holder of record of your Shares and you tender your Shares directly, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company, custodian or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company, custodian or other nominee to determine whether any charges will apply.

What is the accounting treatment of the Offer for the Company?

The purchase of Shares pursuant to the Offer will reduce our stockholders’ equity and our total cash in an amount equal to the aggregate Offer Price of the Shares purchased.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

We are not aware of any approval or other action by any governmental, administrative or regulatory authority, agency or body required for us to acquire the Shares pursuant to the Offer. We intend, however, to seek any approvals or make any notice filings that may be required. We may be required to delay the acceptance for payment of, or payment for, Shares validly tendered and not validly withdrawn in the Offer pending receipt of any approval or other action. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for Shares validly tendered and not validly withdrawn are subject to the satisfaction of certain conditions. See “The Offer — Conditions of the Offer” and “— Certain Legal Matters; Regulatory Approvals.”

Must I tender all of my Shares to participate in the Offer?

No. You may tender all of your Shares, a portion of your Shares or none of your Shares. You are able to tender your Shares regardless of how long you have owned them. See “The Offer — Amount of Tenders.”

When will the Offer expire? Can the Offer be extended? How will I be notified if the Offer period is extended?

You may tender your Shares until the Offer expires on the Expiration Date, which is October 5, 2026 unless extended by us. We may choose to extend the Offer period for any reason. If we extend the Offer period, we will make a public announcement no later than 9:00 A.M. Eastern Time on the next business day after the previously scheduled Expiration Date. We cannot assure you that the Offer will be extended or, if extended, for how long it will be extended. See “The Offer — Price; Number of Shares; Expiration Date; Proration” and “— Extension of the Offer; Termination; Amendment.”

Will there be any tax consequences to me if I tender my Shares?

Yes. If we accept your tender of Shares, you will be treated as either having sold or exchanged those Shares in a taxable transaction or, under certain limited circumstances, as having received a distribution with respect to those Shares that is treated as a dividend to the extent it is paid out of our current or accumulated earnings and profits. You should consult your tax advisor regarding the tax consequences of tendering your Shares. See “The Offer — Certain U.S. Federal Income Tax Consequences.”

May I withdraw my tendered Shares?

Yes. You may withdraw any or all Shares tendered at any time before the Expiration Date. To withdraw your tendered Shares, you must submit a written notice of withdrawal (a “Withdrawal Letter”) and deliver it, together with any required signature guarantees and any other required documents, to the Depositary and Paying Agent in accordance with the procedures shown on the “Instructions to Letter of Transmittal” page accompanying the Letter of Transmittal. See “The Offer — Withdrawal Rights.”

What if purchases of Shares held by other stockholders cause me to beneficially or constructively own Shares in excess of the ownership limits in the Company’s charter?

Our charter generally provides that no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of our aggregate of the outstanding shares of common stock or 9.8% in value of the aggregate of our outstanding capital stock. Additionally, and subject to certain exceptions, no person may beneficially or constructively own shares of our capital stock to the extent that such ownership (i) would result in the Company being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) would result in our capital stock being beneficially owned by fewer than 100 persons, (iii) would result in the Company otherwise failing to qualify as a REIT or (iv) would result in the Company failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code. If purchases of Shares held by other stockholders were to cause a stockholder to beneficially or constructively own Shares in excess of such ownership limits, such excess Shares would automatically be transferred to a trust for the benefit of a charitable beneficiary unless such stockholder received a waiver of such ownership limits from our Board. Stockholders should consider potential application of the ownership limits in our charter in deciding whether to tender their Shares.

How will the Company pay for the Shares?

Assuming that we purchase 909,090 Shares at $33.00 per Share, the cost to us will be approximately $30 million in the aggregate (exclusive of expenses), subject to our ability to increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares (resulting in a commensurate increase in the aggregate cost to us of up to approximately $17.3 million) without amending or extending the Offer in accordance with rules promulgated by the SEC. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including approximately $1 million in fees and expenses estimated to be applicable to the Offer, will be approximately $31 million. As of June 30, 2026, we had approximately $24.5 million of cash and cash equivalents.

We intend to fund the purchase of Shares in the Offer and pay related costs using, in part, our available cash (which does not include restricted cash) and with the net proceeds from a debt financing (the “Financing”). The Offer is conditioned upon the closing of a Financing that results in the receipt of gross proceeds (before expenses) by the Company of no less than $25.0 million (such condition, the “Financing Condition”), meaning that if the Financing Condition does not occur, we will not be required to close the Offer. The Financing is currently expected to close and fund at least five business days prior to the Expiration Date. If the Financing Condition has not been satisfied at least five business days prior to the Expiration Date, we plan to amend the Tender Offer Statement on Schedule TO to disclose any material change in our plans with respect to financing the purchase of Shares in the Offer and will provide for any extensions to the Offer that may be necessary. See “The Offer — Conditions of the Offer,” “— Extension of the Offer; Termination; Amendment” and “— Source and Amount of Funds.”

What are the most significant conditions to the Offer?

Our obligation to accept for payment and pay for your validly tendered Shares depends upon a number of conditions that must be satisfied or waived on or before the Expiration Date, including, but not limited to:

●	satisfaction of the Financing Condition at least five business days prior to the Expiration Date, as discussed in “The Offer — Conditions of the Offer”;

●

no threatened or pending action, suit or proceeding by any third-party, including any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly:

●

challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relates to the transactions contemplated by the Offer;

●

in our reasonable judgment, could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our ability to purchase some or all of the Shares pursuant to the Offer; or

●	makes our purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal, or otherwise restricts or prohibits consummation of the Offer;

●

no change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or prospects or the benefits to us of the Offer, including, but not limited to, the following:

●	any general suspension of trading in securities on any U.S. national securities exchange or in the over-the-counter market;

●	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

●

the commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism directly involving the United States that in our reasonable judgment would be material to the Company;

●

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect the extension of credit by banks or other lending institutions in the United States;

●

a change in the tax law or regulations, the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the Offer in any manner that would reasonably be expected to materially and adversely affect us; or

●	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

●

no tender or exchange offer for any or all Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been proposed, announced or commenced by any person or has been publicly disclosed and we have not entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

●	we learn that:

●

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares; or

●

any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

●

no person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

●

no action has been taken and no statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

●	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

●	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

●	otherwise could reasonably be expected to materially adversely affect our business or prospects;

●

no change or changes have occurred in our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or future business prospects that, in our reasonable judgment, has or have a material adverse effect on our business or prospects, or the benefits to us of the Offer; or

●

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall have been obtained on terms satisfactory to us in our reasonable discretion (we are not aware of any approval, permit, authorization, favorable review, or consent of any governmental entity required to be obtained).

In addition, if completing the Offer on its current or amended terms, or at all, may cause us to fail to qualify for taxation as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, we may terminate or amend the Offer or postpone the acceptance of Shares for payment.

If any of the conditions referred to above are not satisfied, we may:

●	terminate the Offer and return all tendered Shares to the tendering stockholders;

●	extend the Offer and, subject to withdrawal rights as set forth in “The Offer — Withdrawal Rights,” retain all of the tendered Shares until the expiration of the Offer as so extended;

●

waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares validly tendered (and not validly withdrawn) before the Expiration Date.

In addition, we may delay acceptance for payment or payment for Shares until any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer is obtained on terms satisfactory to us in our reasonable discretion.

Each of these conditions is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion before the Expiration Date. The Offer is not conditioned upon any minimum number of Shares being tendered.

May you amend or terminate the Offer?

Yes, we may amend the Offer or terminate the Offer subject to the conditions to the Offer. The Offer is not conditioned upon the tender of any minimum number of Shares. We are not required to accept or pay for any Shares tendered unless the conditions to the Offer have been met. See “The Offer — Conditions of the Offer” and “—Extension of the Offer; Termination; Amendment.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in the Offer other than historical facts may be considered forward-looking statements. In particular, statements relating to our business and investment strategies, plans or intentions, our liquidity and capital resources, our performance and results of operations, statements about any liquidity event, including any longer-term liquidity event, the Offer and the Company’s intent to provide flexibility for investors which aligns with the Company’s long-term strategic objective of providing greater stockholder liquidity and our ability to satisfy the Financing Condition contain forward-looking statements. We caution investors that any forward-looking statements presented in this Offer are based on management’s beliefs and assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “continues,” “could,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “would,” “result,” the negative version of these words and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements.

Forward-looking statements are subject to risks, uncertainties and assumptions and may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you against relying on any of these forward-looking statements.

Some of the risks and uncertainties that may cause our actual results, performance, liquidity or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

●

unfavorable changes in economic conditions and their effects on the real estate industry generally and our operations and financial condition, including our ability to access funding and generate returns for stockholders;

●	macroeconomic trends including inflation and high interest rates may continue to, and other trends such as tariffs may, adversely affect our financial condition and results of operations;

●	the possibility that we may not replicate the historical results achieved by other entities managed or sponsored by affiliates of our Adviser;

●

our dependence on our Adviser, Evergreen Residential Management, LLC (the “Evergreen Manager”) and their respective affiliates and personnel to conduct our day-to-day operations and potential conflicts of interest with our Adviser, the Evergreen Manager and their respective affiliates and personnel;

●	risks associated with the fluctuation in NAV per Share amounts;

●	loss of key personnel of our Adviser;

●	the risk we make significant changes to our strategies in a market downturn, or fail to do so;

●	risks associated with ownership of real estate, including properties in transition, subjectivity of valuation, environmental matters and lack of liquidity in our assets;

●

risks related to governmental laws, executive orders, regulations and rules applicable to our properties or business model/operations that currently exist or that may be passed in the future which may impact operations, costs, revenue or growth;

●	risks associated with the Evergreen Manager’s ability to terminate our management agreements;

●	risks associated with the Evergreen Manager’s limited operating history;

●	risks associated with acquisitions, including the risk of expanding our scale of operations and acquisitions, which could adversely impact anticipated yields;

●	risks related to increasing property taxes, homeowners’ association fees and insurance costs may negatively affect our financial results;

●	risks associated with our ability to identify, lease to and retain quality residents, including risks relating to housing market conditions;

●

risks associated with leasing real estate, including the risks that rents do not increase sufficiently to keep pace with inflation and other rising costs of operations and loss of residents to competitive pressures from other types of properties or market conditions;

●	risks relating to the timing and costs of the renovation of properties which have the potential to adversely affect our operating results and ability to make distributions;

●	risks associated with pandemics, including the future outbreak of other highly infectious or contagious diseases;

●	risks related to our ability to change our major policies, operations and targeted investments without stockholder consent;

●	risks related to climate change and natural disasters;

●	risks related to our use of leverage;

●	risks associated with our substantial current indebtedness and indebtedness we may incur in the future, rising interest rates and the availability of sufficient financing;

●	risks related to failure to maintain our status as a REIT;

●	risks related to the failure of our operating partnership to be taxable as a partnership for U.S. federal income tax purposes, possibly causing us to fail to qualify for or to maintain REIT status;

●

risks related to compliance with REIT requirements, which may limit our ability to hedge our liabilities effectively and cause us to forgo otherwise attractive opportunities, liquidate certain of our investments or incur tax liabilities;

●	the risk that the Internal Revenue Service may consider certain sales of properties to be prohibited transactions, resulting in a 100% penalty tax on any taxable gain;

●	the ineligibility of dividends payable by REITs for the reduced tax rates available for some dividends;

●	risks associated with the stock ownership restrictions of the Code for REITs and the stock ownership limits imposed by our charter;

●

recent and potential legislative or regulatory tax changes or other actions affecting REITs and other investors in single-family rental housing, including limitations on institutional ownership and acquisition of single-family rental homes and on the deductibility of certain items such as interest and depreciation for U.S. Federal income tax purposes;

●	failure to generate sufficient cash flows to service our outstanding indebtedness or pay distributions at expected levels;

●	risks associated with the Highland Capital Management, L.P. bankruptcy, including related litigation and potential conflicts of interest; and

●	any of the other risks included under “Item 1A. Risk Factors” in our Annual Report.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. They are based on estimates and assumptions only as of the date of this Offer to Purchase. We undertake no obligation to update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by law.

THE OFFER

1.	Price; Number of Shares; Expiration Date; Proration

There has never been a public trading market for the Shares, and historically stockholders have had access to liquidity only by means of the Company’s Share Repurchase Plan and through LODAS Securities, LLC’s market making service. Since December 2022, share repurchases have been suspended under the Share Repurchase Plan, generally subject to exceptions in the case of death, disability or similar extenuating hardship. The Company is making the Offer in order to provide limited liquidity to stockholders, who have generally not had liquidity since repurchases under the Share Repurchase Plan were suspended.

Subject to the terms and conditions of the Offer, we will purchase for cash up to $30 million of Shares in the aggregate, or 909,090 Shares, that are validly tendered and not validly withdrawn before the Expiration Date at an Offer Price equal to $33.00 per Share in cash. We reserve the right to extend the Offer (see “— Extension of the Offer; Termination; Amendment”). In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares (26,236,818 Shares are outstanding as of the date of this Offer to Purchase) without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 524,736 Shares.

While the Board has approved the Offer, the Board makes no recommendation to stockholders as to whether to tender or refrain from tendering their Shares.

Because the Shares are not listed on a national securities exchange, and because the Share Repurchase Plan has been suspended since December 2022, generally subject to limited exceptions, the Board has determined that the Offer is in the best interests of the Company and has approved this Offer to provide stockholders with limited liquidity. However, the Board notes that each individual stockholder should determine whether to tender based on, among other considerations, his, her or its liquidity needs.

While the Offer is ongoing, and for 10 business days thereafter, the Company will not accept any repurchase requests, including hardship requests.

The timing of future liquidity events for the Company’s stockholders will depend upon then prevailing market conditions and the Board’s assessment of the Company’s capital needs and investment objectives and other liquidity options for the Company’s stockholders. Shares are not currently listed on a national securities exchange, nor is any listing currently being considered as the Board has determined, with the concurrence of management, that market conditions are not currently conducive to a listing. We do not anticipate that there would be any significant market for the Shares unless and until they are listed for trading. The Company can provide no assurances as to the form or timing of the commencement of any additional liquidity event for its stockholders or the ultimate liquidation of the Company. There can be no assurances with respect to when or if the Company will achieve a liquidity event, or as to the future value of the Shares.

On August 14, 2026, the Pricing Committee of the Company’s Board determined that the NAV per Share on a fully diluted basis was $52.68 as of June 30, 2026. The $33.00 per share Offer Price is 62.6% of our most recent NAV per Share. For a full description of the methodologies and assumptions, as well as certain qualifications, used to determine the Company’s NAV per Share, see the Company’s Annual Report and its most recently filed Quarterly Report on Form 10-Q, which are incorporated herein by reference.

Because the Shares are not listed on a national securities exchange and there is no established public trading market for the Shares, the most recently published NAV per Share does not represent: (i) the price at which Shares would trade on a national securities exchange or at which a third party would pay for the Company, (ii) the amount a stockholder would obtain if he or she tried to sell his, her or its Shares or (iii) the amount stockholders would receive if the Company liquidated its assets and distributed the proceeds after paying all of its expenses and liabilities. Please note that the Company’s most recently published NAV per Share of $52.68 is as of June 30, 2026 and was calculated as of a specific date. The value of the Shares may fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to the real estate and capital markets generally, including, without limitation, changes in interest rates. These risks have not been priced into the Company’s NAV per Share. There is no assurance of the extent to which the most current valuation should be relied upon for any purpose after its effective date. See “Item 1A. Risk Factors” in the Company’s Annual Report for additional risks related to the Company’s NAV per Share.

Because of the proration provisions described in this Offer to Purchase, all Shares validly tendered and not validly withdrawn may not be purchased if more than 909,090 Shares are validly tendered and not validly withdrawn.

If a Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary and Paying Agent of their authority so to act must be submitted together with any required signature guarantees and other documents required by the Letter of Transmittal.

Each stockholder must make his, her or its own decision whether to tender Shares, and if so, how many Shares to tender. Stockholders are urged to evaluate carefully all information in the Offer, the Letter of Transmittal and the Schedule TO, including our Annual Report and most recently filed Quarterly Report on Form 10-Q, which are incorporated in this Offer to Purchase and can be found in the “Financials” section of our website, investors.vinebrookhomes.com and on the SEC’s website www.sec.gov, and to consult their own investment and tax advisors and make their own decisions whether to tender or refrain from tendering their Shares.

No person has been authorized to make any recommendation on behalf of the Company, the Board, LODAS, as the Depositary and Paying Agent, the Dealer Manager or the Information Agent or any representations in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation and any information and representation must not be relied upon.

The Offer has neither been approved nor disapproved by the SEC, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the accuracy or adequacy of the information contained or incorporated by reference into this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions, including the Financing Condition. See “— Conditions of the Offer.”

Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, (b) to increase or decrease the aggregate cost to us of the Shares sought in the Offer, (c) to amend the Offer before the Expiration Date, and (d) on the basis of any of the conditions specified in “— Conditions of the Offer” before the Expiration Date, to terminate the Offer and not accept any Shares for payment. Notice of any extension, amendment or termination will be distributed promptly to stockholders in a manner reasonably calculated to inform them of the change in compliance with Rule 13e-4(e)(3) under the Exchange Act. In the case of an extension of the Offer, we will make a public announcement no later than 9:00 A.M. Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

If we (i) increase the maximum number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares or (ii) decrease the number of Shares that we may purchase in the Offer, then the Offer must remain open for at least 10 business days following the date that notice of the increase or decrease is first published, sent or given.

Stockholders validly tendering Shares can expect to have at least a portion of their Shares purchased if any Shares are purchased pursuant to the Offer (subject to provisions relating to proration described in this Offer to Purchase).

The Company will not accept or pay for any Shares that are subject to, and all Shares tendered in the Offer must be free and clear of, any liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever. The Company will acquire all rights and benefits arising from any Shares that it accepts and pays for in the Offer, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of the tendered Shares to stockholders of record on or before the date on which the Shares are accepted for payment pursuant to the Offer will be for the account of the tendering stockholder(s).

Priority of Purchases.

Upon the terms and subject to the conditions of the Offer (including the proration provisions), if more than 909,090 Shares are validly tendered and not validly withdrawn before the Expiration Date, we will purchase all Shares validly tendered and not validly withdrawn on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, as described below, until we have purchased up to 909,090 Shares; provided that we may increase the number of Shares purchased by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer, which, if we do so, could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 524,736 Shares.

Proration. If we are required to prorate, the Paying Agent will determine the proration factor promptly following the Expiration Date. The proration factor will be based on the ratio of (i) 909,090 (or, if we increase the number of Shares accepted for payment in the Offer as described above, the increased aggregate number of Shares to be purchased pursuant to the Offer) to (ii) the total number of Shares validly tendered and not validly withdrawn by all stockholders. The number of Shares accepted for purchase for each stockholder will equal the number of Shares validly tendered (and not validly withdrawn) by each stockholder multiplied by the proration factor, with appropriate adjustments to avoid the purchase of fractional Shares.

We will announce the final proration factor and commence payment for any Shares purchased pursuant to the Offer promptly following the Expiration Date. The preliminary results of any proration will be announced through publicly filing an amendment to the Schedule TO as promptly as practicable after the Expiration Date.

2.	Procedures for Tendering Shares

If your Shares are registered in your name (for example, you are an individual who is the record and beneficial owner of the Shares) and you would like to tender all or a portion of your Shares, you must properly complete and sign the enclosed Letter of Transmittal and deliver it, together with any required signature guarantees and other documents required by the Letter of Transmittal, to the Depositary and Paying Agent at the appropriate address provided on the “Instructions to Letter of Transmittal” page accompanying the Letter of Transmittal.

If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, custodian or other nominee and you are not the holder of record on our books, you must contact your broker, dealer, commercial bank, trust company, custodian or other nominee and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. Stockholders holding their Shares through a broker, dealer, commercial bank, trust company, custodian (such as an IRA account) or other nominee must not deliver a Letter of Transmittal directly to the Depositary and Paying Agent. The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary and Paying Agent on your behalf. This requirement will be strictly followed, and Letters of Transmittal that do not conform to the above will be rejected. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary and Paying Agent of their authority to so act must be submitted together with any required signature guarantees and any other documents required by the Letter of Transmittal. If a broker, dealer, commercial bank, trust company, custodian or other nominee holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company, custodian or other nominee that holds your Shares as soon as possible to find out its deadline.

If you are a broker, dealer, commercial bank, trust company, custodian or other nominee tendering Shares on behalf of your client, you must properly complete and sign the enclosed Letter of Transmittal and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent at the appropriate address provided on the “Instructions to Letter of Transmittal” page accompanying the Letter of Transmittal.

Shares will be deemed delivered only when all required documentation, properly completed and executed, is received by the Depositary and Paying Agent. Please note that a Letter of Transmittal delivered via a method of delivery not specified in the Letter of Transmittal will not be accepted. The only acceptable methods of delivery of the Letter of Transmittal are those set forth in the Letter of Transmittal. Hand delivery is not among the acceptable methods set forth in the Letter of Transmittal. The method of delivery of any documents is at the election and complete risk of the stockholder tendering Shares. A completed and executed Letter of Transmittal must be received by the Depositary and Paying Agent before 5:00 P.M. Eastern Time on the Expiration Date. You should allow sufficient time to ensure timely delivery. If you choose to use the U.S. Postal Service, you may want to consider using registered or certified priority mail with return receipt requested.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after receipt of a properly completed and duly executed Letter of Transmittal, including any other documents required by the Letter of Transmittal.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

(a)	the Letter of Transmittal is signed by the registered holder of the Shares tendered; or

(b)

the Shares are held in a custodial account for the benefit of the registered holder or beneficial owner, and the Letter of Transmittal is submitted via email by the bank, broker, dealer, credit union, savings association or other entity acting as custodian of such Shares, which entity is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing constituting an “Eligible Institution”);

provided, however, that if the Letter of Transmittal is received by mail, the exemption described in clause (b) above shall not apply, and a signature guarantee by an Eligible Institution will be required, notwithstanding that the Shares are held in a custodial account with, and tendered by, an Eligible Institution; provided, further, that if the Letter of Transmittal is delivered by any method other than (i) as contemplated by clause (a), or (ii) email transmission by the custodian as contemplated by clause (b) — including, without limitation, delivery by mail, courier, hand delivery, overnight delivery service, or any electronic means other than email from the custodian — a signature guarantee by an Eligible Institution shall be required.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after receipt of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, and any other documents required by the Letter of Transmittal.

U.S. Federal Backup Withholding. Under the U.S. federal backup withholding rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. stockholder (as defined in “—  Certain U.S. Federal Income Tax Consequences”) pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the tendering stockholder or other payee provides its taxpayer identification number (i.e., its employer identification number or social security number) to the Paying Agent (as payor) and certifies under penalties of perjury, among other things, that the number is correct. Any tendering stockholder that is a U.S. stockholder who has not previously provided an IRS Form W-9 to LODAS should complete and sign an IRS Form W-9 (which may be obtained on the IRS website (www.irs.gov)) so as to provide the information and certification necessary to avoid U.S. federal backup withholding, unless the stockholder otherwise establishes to the satisfaction of the Paying Agent that the stockholder is not subject to such backup withholding. If a U.S. stockholder does not provide the Paying Agent with the correct taxpayer identification number, the U.S. stockholder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, all corporations and certain non-U.S. persons) are not subject to U.S. federal backup withholding. In order for a non-U.S. person to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN, W-8BEN-E, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that stockholder’s exempt status.

Stockholders are urged to consult with their tax advisor regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding and the procedure for obtaining any applicable exemption.

For a more complete discussion of certain U.S. federal income tax consequences related to the Offer, see “— Certain U.S. Federal Income Tax Consequences.”

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted and the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion. Any such determination will be final and binding on all parties except as may be finally determined in a subsequent judicial proceeding challenging the Company’s determination. The Company reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer before the Expiration Date and to waive any defect or irregularity in any tender with respect to any particular Share, whether or not the Company waives similar defects or irregularities in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. The Company will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. To the extent practicable, the Company, LODAS and/or the Dealer Manager will give notice of any defects or irregularities in tenders, provided, however, that none of the Company, LODAS, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. Any notice given will be in the form of a letter. We strongly encourage stockholders to submit completed tender materials as early as possible after they have properly considered the information in this Offer to Purchase, so that they will have as much time as possible prior to the Expiration Date to correct any defects or irregularities in the materials they provide to us.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. Under Rule 14e-4 promulgated under the Exchange Act, no person acting alone or in concert with others may directly or indirectly tender Shares for the person’s own account unless, at the time of tender and at the end of the proration period, the person has a “net long position” (i.e., more Shares held in long positions than in short positions) in a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered the Shares for the purpose of tendering to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth in this Offer to Purchase will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) the stockholder has a “net long position” in a number of Shares or “equivalent securities” at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (ii) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer (including the proration provisions).

3.	Amount of Tenders

Stockholders may tender all of their Shares or a portion of their Shares specified as a number of Shares that is less than all of their Shares. A stockholder will be able to tender his, her or its Shares to us for purchase regardless of when the stockholder first purchased the Shares.

4.	Withdrawal Rights

Stockholders may withdraw Shares tendered at any time before 5:00 P.M., Eastern Time on the Expiration Date. We will not accept any Shares for payment before that time. Stockholders may also withdraw Shares tendered at any time on or after November 3, 2026 if their Shares have not been accepted for payment before that time.

For withdrawal to be effective, stockholders must send a Withdrawal Letter by mail, overnight courier service or email, and the Withdrawal Letter must be timely received by the Depositary and Paying Agent in accordance with the procedures shown on the “Instructions to Letter of Transmittal” page accompanying the Letter of Transmittal. Any such Withdrawal Letter must specify the name of the person who tendered the Shares to be withdrawn, must specify the identity and quantity of Shares to be withdrawn, and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. You should allow sufficient time to ensure timely delivery of your Withdrawal Letter. If you choose to use the U.S. Postal Service, you may want to consider using registered or certified priority mail with return receipt requested.

Withdrawals may not be rescinded, and Shares validly withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered again by following one of the procedures described in “— Procedures for Tendering Shares” at any time before the Expiration Date.

The Company will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any Withdrawal Letter, and our determination shall be final and binding, subject to each tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. None of the Company, its affiliates, the Depositary and Paying Agent, the Dealer Manager or any other person will be under any duty to give notification of any defect or irregularity in any Withdrawal Letter or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.	Purchase and Payment for Tendered Shares

Upon the terms and subject to the conditions of the Offer, following the Expiration Date, we will accept for payment up to $30 million of Shares, or 909,090 Shares, at an Offer Price of $33.00 per Share that are validly tendered and not validly withdrawn before the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to proration, Shares that are validly tendered and not validly withdrawn only when, as and if we give oral or written notice to the Depositary and Paying Agent of our acceptance of tendered Shares for payment.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate Offer Price for the Shares with the Paying Agent, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

If we are required to prorate, the Paying Agent will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. The proration factor will be based on the ratio of (i) 909,090 (or, if we increase the number of Shares accepted for payment in the Offer as described above, the increased aggregate number of Shares to be purchased pursuant to the Offer) to (ii) the total number of Shares validly tendered and not validly withdrawn by all stockholders. The number of Shares accepted for purchase for each stockholder will equal the number of Shares validly tendered (and not validly withdrawn) by each stockholder multiplied by the proration factor, with appropriate adjustments to avoid the purchase of fractional Shares.

We will announce the final proration factor and commence payment for any Shares purchased pursuant to the Offer promptly following the Expiration Date. The preliminary results of any proration will be announced through publicly filing an amendment to the Schedule TO as promptly as practicable after the Expiration Date.

Under no circumstances will we pay interest on the Offer Price even if there is a delay in making payment. In addition, if certain events occur before the Expiration Date, we may not be obligated to purchase Shares pursuant to the Offer. For example, the Offer is subject to certain conditions. See “— Conditions of the Offer.”

We will purchase 909,090 Shares if the Offer is fully subscribed, which would represent approximately 3.5% of the issued and outstanding Shares as of June 30, 2026. We may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares (26,236,818 Shares are outstanding as of the date of this Offer to Purchase) without amending or extending the Offer. If we do so, the number of Shares accepted for payment in the Offer will increase by up to approximately 524,736 Shares.

If more than 909,090 Shares are duly tendered before 5:00 P.M. Eastern Time on the Expiration Date and proration is required as described in “—Price; Number of Shares; Expiration Date; Proration,” we will not pay for any Shares tendered until after the final proration has been completed. We will deduct all transfer taxes, if any, payable on the transfer to us of the Shares purchased pursuant to the Offer.

6.	Conditions of the Offer

The Offer is not conditioned upon the receipt of any minimum number of Shares being tendered; however, the Offer will be contingent upon the closing of the Financing. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer), if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events has occurred (or is determined by us, in our reasonable judgment, to have occurred) and, in our reasonable judgment, makes it inadvisable to proceed with the Offer or with the acceptance for payment of the Shares tendered in the Offer:

●	the Financing Condition shall not have been satisfied at least five business days prior to the Expiration Date;

●

any threatened or pending action, suit or proceeding by any third-party, including any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal shall have been instituted or shall be pending, or we have received notice of any such action, that directly or indirectly:

●

challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relates to the transactions contemplated by the Offer;

●

in our reasonable judgment, could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our ability to purchase some or all of the Shares pursuant to the Offer; or

●	makes our purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal, or otherwise restricts or prohibits consummation of the Offer;

●

any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or prospects or the benefits to us of the Offer, including, but not limited to, the following:

●	any general suspension of trading in securities on any U.S. national securities exchange or in the over-the-counter market;

●	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

●

the commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism directly involving the United States that in our reasonable judgment would be material to the Company;

●

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect the extension of credit by banks or other lending institutions in the United States;

●

a change in the tax law or regulations, the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the Offer in any manner that would reasonably be expected to materially and adversely affect us; or

●	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

●

a tender or exchange offer for any or all Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been proposed, announced or commenced by any person or has been publicly disclosed and we have not entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

●	we learn that:

●

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares; or

●

any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

●

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

●

any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

●	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

●	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

●	otherwise could reasonably be expected to materially adversely affect our business or prospects;

●

any change or changes have occurred in our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or future business prospects that, in our reasonable judgment, has or have a material adverse effect on our business or prospects, or the benefits to us of the Offer; or

●

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion (we are not aware of any approval, permit, authorization, favorable review, or consent of any governmental entity required to be obtained).

In addition, if completing the Offer on its current or amended terms, or at all, may cause us to fail to qualify for taxation as a REIT for U.S. federal income tax purposes, we may terminate or amend the Offer or postpone the acceptance of Shares for payment.

If any of the conditions referred to above are not satisfied, we may:

●	terminate the Offer and return all tendered Shares to the tendering stockholders;

●	extend the Offer and, subject to withdrawal rights as set forth in “— Withdrawal Rights,” retain all of the tendered Shares until the expiration of the Offer as so extended;

●

waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares validly tendered (and not validly withdrawn) before the Expiration Date.

In addition, we may delay acceptance for payment or payment for Shares until any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer is obtained on terms satisfactory to us in our reasonable discretion.

The conditions referred to above are for our sole benefit and, unless we caused the circumstances giving rise to the condition to occur, may be asserted or waived by us, in whole or in part, at any time and from time to time in our reasonable discretion until the Offer shall have expired or been terminated. Our failure at any time to exercise any of the foregoing rights may be deemed a waiver of that right. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. For example, in the event that the Financing Condition is satisfied or waived less than five business days prior to the Expiration Date, we will, to the extent required by law, extend the tender offer to ensure that at least five business days remain in the tender offer following the satisfaction or waiver of the Financing Condition. Any determination by us concerning the events described above will be final and binding on all parties, subject to each tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction.

7.	Extension of the Offer; Termination; Amendment

Subject to any applicable rules and regulations of the SEC, we expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and Paying Agent and making a public announcement of the extension. During any extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw his, her or its Shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or to terminate the Offer upon the occurrence of any of the conditions specified in “—Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and Paying Agent and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in “—Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by adjusting the Offer Price for Shares or increasing or decreasing the value of Shares we seek to purchase pursuant to the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the public announcement must be issued no later than 9:00 A.M. Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by applicable law.

SEC rules and related releases and interpretations provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. The Offer will be extended until the expiration of the period of at least ten business days if:

●

we adjust the Offer Price or increase or decrease the value of Shares we seek to purchase pursuant to the Offer (and thereby increase or decrease the number of Shares that may be purchased in the Offer), and, in the event the number of Shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares, and

●

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the 10th business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to the stockholders in the manner specified in this “—Extension of the Offer; Termination; Amendment.”

8.	Certain Effects of the Offer

The purchase of Shares pursuant to the Offer will have the following effects:

●

Depending on how many Shares are purchased, the Offer will decrease the amount of cash we have available for other purposes, such as paying distributions, funding acquisitions, or improvement costs, and paying operating and administrative expenses or continuing debt service obligations.

●

Because the Offer Price is lower than our most recent NAV per Share, the purchase of Shares pursuant to the Offer may have a slightly positive impact to our NAV per Share for remaining stockholders. However, those stockholders will also bear the attendant risks associated with owning Shares.

●	Purchases of Shares pursuant to the Offer will increase the proportionate interest of stockholders that do not tender their Shares.

●

Tendering stockholders whose Shares are accepted for payment will lose the opportunity to participate in any potential future upside and future growth of the Company with respect to such Shares and will lose the right to receive any future distributions or dividends that we may declare and pay.

Our purchases pursuant to the Offer will not result in the deregistration of our Shares under the Exchange Act.

9.	Treatment of Fractional Shares

If you are tendering all of your Shares and the Offer is not oversubscribed, we will purchase your validly tendered Shares, including any fractional Share, pursuant to the terms and subject to the conditions of the Offer. If you tender a total number of whole Shares such that if this number was to be accepted by the Company you would be left with only a fractional Share on the Company’s stock ledger, we will consider you to be tendering all of your Shares, including the fractional Share. If you tender less than all of your Shares by writing in a number of Shares on the Letter of Transmittal that represents less than all of the whole Shares you own at the time that you submit your Letter of Transmittal, any fractional Share that you own will not be tendered.

10.	Use of Securities Acquired

All Shares purchased in the Offer will return to the status of authorized and unissued common stock and will be available for us to issue without further stockholder action for all purposes except as required by applicable law.

11.	Plans and Proposals

Except as otherwise disclosed in documents incorporated by reference in this Offer to Purchase, or as may occur in the ordinary course of business, we have no plan to take any action that relates to or would result in any of the following:

●	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

●	a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries, other than the acquisition and disposition of properties in the ordinary course of business;

●	any material change in our present distribution rate or policy, or in the indebtedness or capitalization of the Company;

●	any change in our present Board or management;

●	any other material change in our corporate structure or business;

●	our common stock becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

●	the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

●	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

12.	Source and Amount of Funds

Assuming that we purchase 909,090 Shares at $33.00 per Share, the cost to us will be approximately $30 million in the aggregate (exclusive of expenses), subject to our ability to increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares (resulting in a commensurate increase in the aggregate cost to us of up to approximately $17.3 million) without amending or extending the Offer in accordance with rules promulgated by the SEC. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including approximately $1 million in fees and expenses estimated to be applicable to the Offer, will be approximately $31 million. As of June 30, 2026, we had approximately $24.5 million of cash and cash equivalents. We intend to fund the purchase of Shares in the Offer and pay related costs using, in part, our available cash (which does not include restricted cash) and funds borrowed by the Company in the Financing that is expected to result in the receipt of gross proceeds of no less than $25.0 million.

The Company currently does not have an alternative financing plan if the Financing Condition is not met. We will amend this Offer to Purchase upon the closing of a Financing and provide a summary of the material terms of the Financing and the agreements governing such Financing. If the Financing Condition has not been satisfied at least five business days prior to the Expiration Date, we plan to amend the Tender Offer Statement on Schedule TO to disclose any material change in our plans with respect to financing the Offer and will provide for any extensions to the Offer that may be necessary.

13.	Certain Information about the Company

Our Business

We were incorporated in Maryland on July 16, 2018 and have elected to be taxed as a REIT. We are focused on acquiring, renovating, leasing, maintaining and otherwise managing single family rental home investments primarily located in large to medium size cities and suburbs located in the midwestern, heartland and southeastern United States and providing our residents with affordable, safe and clean dwellings with a high level of service. We have begun to acquire newer homes in built-to-rent communities in higher growth submarkets within or complementary to our existing geographic footprint.

Substantially all of our business is conducted through VineBrook Homes Operating Partnership, L.P. (the “OP”), our operating partnership. As of June 30, 2026, there were a combined 23,512,787 Class A, Class B and Class C units of the OP (collectively, “OP Units”), of which 18,440,173 Class A OP Units, or 78.3%, were owned by the Company, 2,814,062 Class B OP Units, or 12.0%, were owned by NexPoint Real Estate Opportunities, LLC (“NREO”), 101,571 Class C OP Units, or 0.4%, were owned by NRESF REIT Sub, LLC (“NRESF”), 160,290 Class C OP Units, or 0.7%, were owned by GAF REIT, LLC (“GAF REIT”) and 1,996,690 Class C OP Units, or 8.5%, were owned by limited partners that were sellers in the formation transaction (the “VineBrook Contributors”), former employees of our legacy property manager, the Evergreen Manager, or other Company insiders. NREO, NRESF and GAF REIT are noncontrolling limited partners unaffiliated with the Company but are affiliates of our Adviser. The Third Amended and Restated Limited Partnership Agreement of the OP generally provides that Class A OP Units and Class B OP Units each have 50.0% of the voting power of the OP Units, including with respect to the election of directors to the board of directors of the OP whose sole responsibility is the appointment and removal of the general partner of the OP, and the Class C OP Units have no voting power. Each Class A OP Unit, Class B OP Unit and Class C OP Unit otherwise represents substantially the same economic interest in the OP. VineBrook Homes OP GP, LLC (the “OP GP”), is the general partner of the OP with exclusive management powers over the business and affairs of the OP and is our wholly owned subsidiary. We determined we must consolidate the OP under the VIE model as it was determined that we both control the direct activities of the OP and have the right to receive benefits that could potentially be significant to the OP. We have power to direct the activities of the OP because the OP GP is a wholly owned subsidiary and we determined it was the party most closely associated with the OP.

Our mission is to provide our residents with affordable, safe, clean and functional homes with a high level of service through institutional, quality management. Our investment objective is to acquire properties with cash flow growth potential, renovate (when appropriate) and maintain our homes to deliver a high-quality resident experience, while providing quarterly cash distributions and seeking long-term capital appreciation for our stockholders.

We are externally advised by our Adviser through an agreement dated November 1, 2018, which was subsequently amended and restated on May 4, 2020, and further amended on October 25, 2022 and February 27, 2024 (the “Advisory Agreement”). The Advisory Agreement will automatically renew on the anniversary of the renewal date for one-year terms hereafter, unless otherwise terminated. Our Adviser provides investment management, accounting, legal, information technology and investor relations services to the Company. Properties in the VineBrook Portfolio are managed by Evergreen Manager pursuant to property management agreements. Evergreen Manager is responsible for renovating, leasing, maintaining, and generally operating the Company’s properties within the VineBrook Portfolio.

Our principal offices are located at 300 Crescent Court, Suite 700, Dallas, Texas 75201, and our telephone number is (214) 276-6300.

As of August 18, 2026, we had 26,189,864 Shares outstanding, held by 6,758 stockholders of record.

Dividends

We intend to make regular quarterly dividend payments to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains. As a REIT, we will be subject to U.S. federal income tax on our undistributed REIT taxable income and net capital gains and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (1) 85% of our ordinary income, (2) 95% of our capital gain net income and (3) 100% of our undistributed income from prior years. We intend to make regular quarterly dividend payments of all or substantially all of our taxable income, which is not used to pay dividends on the 6.50% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share and 9.50% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, to holders of our Shares out of assets legally available for this purpose, if and to the extent authorized by our Board. Before we make any dividend payments, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service on our debt. If our cash available for distribution is less than our taxable income, we could be required to sell assets, borrow funds or raise additional capital to make cash dividends or we may make a portion of the required dividend in the form of a taxable distribution of stock or debt securities.

We will make dividend payments based on our estimate of taxable earnings per share of common stock, but not earnings calculated pursuant to generally accepted accounting principles in the United States (“GAAP”). Our dividends and taxable income and GAAP earnings will typically differ due to items such as depreciation and amortization, fair value adjustments, differences in premium amortization and discount accretion, and non-deductible general and administrative expenses. Our dividends per share may be substantially different than our taxable earnings and GAAP earnings per share.

Share Repurchase Program

There has never been a public trading market for the Shares. We began the Share Repurchase Plan on November 1, 2019 and amended the Share Repurchase Plan on April 24, 2023. Since December 2022, share repurchases have been suspended under the Share Repurchase Plan, generally subject to exceptions in the case of death, disability or similar extenuating hardship. Prior to suspending repurchases, investors could request on a quarterly basis that we repurchase all or any portion of their shares of our common stock. We were not obligated to repurchase any shares of our common stock and could choose to repurchase only some, or even none, of the shares of our common stock that we had been asked to repurchase in any particular quarter, in the sole discretion of the Board. The aggregate amount of repurchases of shares of our common stock was limited to no more than 5% of our aggregate NAV per calendar quarter.

Recent Securities Transactions

During the sixty days prior to September 4, 2026, pursuant to the Share Repurchase Plan, the Company repurchased approximately 39,025 Shares, pursuant to the death, disability and extenuating circumstances exceptions, at $54.24 per Share on August 24, 2026, for an aggregate price of approximately $2.1 million.

Except as set forth above with respect to the Share Repurchase Plan, based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving the Shares or any other equity securities of the Company during the sixty days prior to September 4, 2026.

Beneficial Ownership of Shares by Directors and Officers

The table below sets forth the beneficial ownership information of our common stock and OP Units as of August 18, 2026 for:

●	each person known to us to be the beneficial owner of more than 5% of our common stock and OP Units;

●	each of our named executive officers;

●	each of our directors; and

●	all of our executive officers and directors as a group.

Unless otherwise noted below, the address for each beneficial owner is c/o VineBrook Homes Trust, Inc., 300 Crescent Court, Suite 700, Dallas, Texas 75201.

Beneficial ownership and percentage of beneficial ownership are based on 26,189,864 shares of our common stock and 23,512,787 OP Units outstanding as of August 18, 2026. Shares of common stock or OP Units that a person has the right to acquire within 60 days of August 18, 2026 upon the vesting of restricted stock units or profits interest units are deemed to be outstanding and beneficially owned by the person for the purpose of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.

Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting power and investment power with respect to all securities reflected as beneficially owned, subject to applicable community property laws.

		Common Stock Beneficially Owned			OP Units Beneficially Owned
Name of Beneficial Owners		Number		Percent of Class	Number	Percent of Class
5% Stockholders
APC—VB Homes, LLC (1)		2,257,084		8.6%	—	—
James Dondero (2)		272,504		1.0%	3,075,924	13.1%
Directors and Executive Officers	Position
James Dondero (2)	Director	272,504		1.0%	3,075,924	13.1%
Brian Mitts	Director	74,180		*	—	—
John Good	President and Chief Executive Officer	4,267		*	—	—
Matt McGraner	Executive Vice President, Chief Investment Officer and Secretary	156,375	(3)	*	—	—
Paul Richards	Chief Financial Officer, Assistant Secretary and Treasurer	25,403		*	—	—
Edward Constantino	Director	19,758		*	2,233	*
Scott Kavanaugh	Director	33,872	(4)	*	2,233	*
Arthur Laffer	Director	62,691	(5)	*	2,324	*
Catherine Wood	Director	10,993		*	—	—
Carol Swain	Director	3,492		*	—	—
All Directors and Executive Officers as a group (10 persons)		663,535		2.5%	3,082,714	13.1%

* Reports less than 1%
(1)

According to Company records as of August 18, 2026, APC-VB Homes, LLC has sole dispositive and voting power with respect to 2,241,450 shares of our common stock and Berkeley Alternative Income Fund I, LLC has sole dispositive and voting power with respect to 15,634 shares of our common stock. Berkeley Capital Partners, LLC serves as the investment adviser to both APC-VB Homes, LLC and Berkeley Alternative Income Fund I, LLC. The address of APC - VB Homes, LLC and Berkeley Alternative Income Fund I, LLC is 3000 Heritage Walk, Suite 301, Milton, Georgia 30004.

(2)	Mr. Dondero, NexPoint Advisors, L.P. and NexPoint Asset Management, L.P. have sole voting power, shared voting power, sole dispositive power and shared dispositive power of OP Units as follows:

Name of Reporting Person	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
James D. Dondero	—	3,075,924	—	3,075,924
NexPoint Advisors, L.P.	—	2,915,634	—	2,915,634
NexPoint Asset Management, L.P.	—	160,290	—	160,290

(3)	These shares are held by a trust for which Mr. McGraner serves as trustee. Mr. McGraner disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(4)	Includes 20,725 shares of common stock held in a defined benefit plan.

(5)

Includes 54,519 shares of common stock held indirectly through a limited liability company which Dr. Laffer controls. Dr. Laffer disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

We have been advised that none of our directors or executive officers intend to tender any Shares in the Offer.

Other Interests

Except as otherwise described or incorporated by reference in this Offer to Purchase or the Schedule TO, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the Offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information about us to you by referring you to other documents that we file with the SEC. The information incorporated by reference is an important part of this Offer to Purchase, and is deemed to be part hereof except to the extent any such information is modified or superseded by information in this Offer to Purchase or in any other document expressly incorporated by reference in this Offer to Purchase (whether specified below or in any amendment to the Schedule TO) that has a later date.

We incorporate by reference the documents listed below (except to the extent that the information contained therein is deemed “furnished” and not “filed” in accordance with SEC rules):

●	our Annual Report, as filed with the SEC on March 11, 2026;

●

our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2026, as filed with the SEC on May 8, 2026, and for the quarterly period ended June 30, 2026, as filed with the SEC on August 14, 2026; and

●	our Current Report on Form 8-K (excluding any information furnished therein), as filed with the SEC on March 4, 2026.

The information relating to us contained in this Offer to Purchase should be read together with the information in the documents incorporated by reference. Any statement contained in any document incorporated by reference in this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in the Offer. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Offer. Please note that the Schedule TO to which this Offer to Purchase relates does not permit forward “incorporation by reference.” If a material change occurs in the information set forth in this Offer to Purchase, we will amend the Schedule TO accordingly.

Certain Financial Information. The Company incorporates by reference the financial statements and notes thereto included in its Annual Report, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed on August 14, 2026. The Company’s book value per share was $7.65 as of June 30, 2026.

14.	Additional Information

We have filed the Schedule TO with the SEC that includes certain additional information relating to the Offer. We intend to supplement and amend the Schedule TO to the extent required to reflect information we subsequently file with the SEC. The SEC maintains a website (http://www.sec.gov) that contains our Schedule TO, reports and other information about us, including our annual, quarterly and current reports, proxy statements and other SEC filings. You may also obtain a copy of our Schedule TO or a copy of any or all of the documents incorporated by reference in this Offer to Purchase, other than the exhibits to any documents that are not specifically incorporated by reference in this Offer to Purchase, free of charge by contacting the Depositary and Paying Agent at VineBrook Homes Trust, Inc. c/o LODAS Transfer, LLC,1710 Keller Parkway #1981, Keller, TX 76248, by telephone toll free at (833) 586-1960, or by email to vinebrooktender@lodasmarkets.com.

15.	Certain Legal Matters; Regulatory Approvals

We are neither aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of the Shares pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body that would be required for us to acquire Shares as contemplated in the Offer. We contemplate that we will seek any approvals or make any filings that may become necessary. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares validly tendered and not validly withdrawn in the Offer pending the outcome of a required approval or other action. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for the validly tendered Shares are subject to the satisfaction of certain conditions. See “— Conditions of the Offer.”

16.	Certain U.S. Federal Income Tax Consequences

The following discussion is a general summary of certain U.S. federal income tax consequences to U.S. stockholders (as defined below) related to the tender of Shares pursuant to the Offer. It does not contain any discussion of state, local or non-U.S. tax consequences.

This summary is based upon the Code, the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary of certain U.S. federal income tax consequences applies to you only if you hold Shares as a “capital asset” (generally, property held for investment). Special rules not discussed here may apply to you if you are (i) a broker-dealer or a dealer in securities or currencies, (ii) an S corporation, (iii) a partnership or other pass-through entity, (iv) a bank, thrift or other financial institution, (v) a regulated investment company or a REIT, (vi) an insurance company, (vii) a tax-exempt organization, (viii) a person that is not a U.S. stockholder, as defined below, (ix) subject to the alternative minimum tax provisions of the Code, (x) holding Shares as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction, (xi) holding Shares through a partnership or other pass-through entity, or (xii) a U.S. person whose “functional currency” is not the U.S. dollar. This summary applies only to U.S. stockholders and does not apply to any owner of a U.S. stockholder and addresses only U.S. federal income tax and not any other taxes. This summary does not address state, local and non-U.S. tax consequences.

For these purposes, a “U.S. stockholder” is a beneficial owner of Shares that for U.S. federal income tax purposes is:

●    an individual who is a citizen or resident of the United States;

●    a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

●    an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●    a trust if either a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or it has a valid election in place to be treated as a U.S. person.

If a partnership, including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Shares, the federal income tax treatment of the partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds Shares, you should consult your tax advisor regarding the tax consequences of tendering Shares held by the partnership.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND TENDERING SHARES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION, OR UNDER ANY APPLICABLE TAX TREATY.

Generally. An exchange of Shares for cash pursuant to the Offer will constitute a “redemption” under the Code and will be a taxable transaction for U.S. federal income tax purposes. If the redemption qualifies as a sale of Shares by a U.S. stockholder under Section 302 of the Code, the selling U.S. stockholder will recognize gain or loss as discussed below. If the redemption fails to qualify as a sale of Shares under Section 302 of the Code, the selling U.S. stockholder will be treated as having received a distribution from us, as discussed below.

Whether a redemption qualifies for sale treatment will depend largely on the total number of the U.S. stockholder’s Shares (including any Shares constructively owned by the U.S. stockholder) that are purchased in the Offer and any Shares acquired or disposed of in a transaction that, for U.S. federal income tax purposes, is integrated with the Offer.

Sale Treatment. Under Section 302 of the Code, a redemption of Shares by us pursuant to the Offer will be treated as a sale of such Shares for U.S. federal income tax purposes if the redemption (i) results in a “complete redemption” of all of the U.S. stockholder’s stock in us, (ii) is “substantially disproportionate” with respect to the U.S. stockholder, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. stockholder. In determining whether any of these three tests under Section 302 of the Code is satisfied, a U.S. stockholder must take into account not only Shares that the selling U.S. stockholder actually owns, but also any Shares owned by certain related persons as well as Shares that the U.S. stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security that the U.S. stockholder is treated as owning pursuant to certain constructive ownership rules. Because the determination as to whether any of the alternative tests of Section 302 of the Code will be satisfied with respect to a U.S. stockholder depends upon the facts and circumstances at the time that the determination must be made, U.S. stockholders should consult their tax advisors to determine such tax treatment.

A redemption of Shares from a U.S. stockholder pursuant to the Offer will result in a “complete redemption” of all the U.S. stockholder’s Shares in us if either (i) we purchase all of the Shares actually and constructively owned by the U.S. stockholder, or (ii) the U.S. stockholder actually owns no Shares after all transfers of Shares pursuant to the Offer, constructively owns only Shares owned by certain family members, and the U.S. stockholder is eligible for a waiver from, and waives (pursuant to Section 302(c)(2) of the Code), constructive ownership of Shares owned by these family members. Any U.S. stockholder desiring to waive such constructive ownership of Shares should consult a tax advisor about the applicability of Section 302(c)(2) of the Code.

A redemption of Shares from a U.S. stockholder pursuant to the Offer will be “substantially disproportionate” with respect to the U.S. stockholder if (i) the percentage of Shares actually and constructively owned by the U.S. stockholder compared to all Shares outstanding immediately after all redemptions of Shares pursuant to the Offer is less than 80% of the percentage of Shares actually and constructively owned by the U.S. stockholder compared to all Shares outstanding immediately before such redemptions and (ii) such U.S. stockholder owns less than 50% of the total combined voting power of all classes entitled to vote.

A redemption of Shares from a U.S. stockholder pursuant to the Offer will be “not essentially equivalent to a dividend” if, pursuant to the Offer, the U.S. stockholder experiences a “meaningful reduction” in its proportionate interest in us, including voting rights, participation in earnings and liquidation rights, arising from the actual and constructive ownership of Shares. Whether a U.S. stockholder meets this test will depend on the U.S. stockholder’s particular facts and circumstances. Generally, even a small reduction in the percentage interest (by vote and value) of a U.S. stockholder who is a minority stockholder and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. stockholders should consult their tax advisors as to the application of this test to their particular circumstances.

U.S. stockholders should be aware that their ability to satisfy any of the foregoing three tests may be affected by proration pursuant to the Offer. We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. In addition, depending on the total number of Shares purchased pursuant to the Offer, it is possible that a tendering U.S. stockholder’s percentage interest in us (including any interest attributable to Shares constructively owned by the U.S. stockholder) could increase, even though the total number of Shares held by such U.S. stockholder decreases. Stockholders should consult their financial and tax advisors with respect to the effect of proration of the Offer. In any event, a U.S. stockholder can be given no assurance that a sufficient number of such U.S. stockholder’s Shares will be purchased pursuant to the Offer to ensure that the purchase is treated as a sale, rather than as a distribution, for U.S. federal income tax purposes.

U.S. stockholders should also be aware that an acquisition or disposition of Shares as part of a plan that includes the U.S. stockholder’s tender of Shares pursuant to the Offer should be taken into account in determining whether any of the foregoing three tests is satisfied. U.S. stockholders are urged to consult their own advisors with regard to whether acquisitions from or sales to third parties and a tender of Shares pursuant to the Offer may be so integrated.

If any of the foregoing three tests is satisfied, the U.S. stockholder will recognize gain or loss equal to the difference between the amount realized on the redemption (i.e., the amount of cash received by the U.S. stockholder pursuant to the Offer) and the selling U.S. stockholder’s adjusted tax basis in the Shares sold pursuant to the Offer. This gain or loss must be determined separately for each block of Shares (i.e., Shares that were acquired in a single transaction for the same price) sold. In connection with the sale of Shares pursuant to the Offer, a U.S. stockholder may be able to identify by lot the Shares that are tendered in the Offer if less than all of its Shares are tendered, and may be able to identify the order in which different blocks of Shares will be purchased in the event of proration, but U.S. stockholders who do not identify specific lots in a timely manner will be deemed to have exchanged their Shares on a “first in/first out” basis. Capital gain or loss generally will be long-term capital gain or loss if, as of the time we are treated as purchasing the Shares in the Offer, the U.S. stockholder held the Shares for more than one year. Long-term capital gains of individuals, estates, and trusts generally are subject to a maximum U.S. federal income tax rate of 20% under current law. Short-term capital gains of individuals, estates, and trusts generally are taxed subject to a maximum U.S. federal income tax rate of 37% under current law. Capital gains of corporations generally are taxed at the U.S. federal income tax rates applicable to corporate ordinary income. The deductibility of capital losses is subject to limitations. In addition, any loss recognized upon an exchange of Shares in the Offer by a U.S. stockholder that has held such Shares for six months or less, after applying holding period rules, generally will be treated as a long-term capital loss to the extent of distributions received, or deemed to be received, from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Dividend Treatment. If none of the foregoing three tests under Section 302 of the Code is satisfied, the selling U.S. stockholder generally will be treated as having received a distribution in an amount equal to the amount of cash received by the U.S. stockholder pursuant to the Offer. That distribution will be treated as ordinary dividend income to the extent of the selling U.S. stockholder’s share of our current or accumulated earnings and profits, without reduction for the tax basis of the Shares sold, unless we designate the dividend as a capital gains dividend. To the extent that such distribution exceeds the U.S. stockholder’s allocable share of our current and accumulated earnings and profits, the excess will be treated as a tax-free return of capital that will reduce (but not below zero) the U.S. stockholder’s adjusted tax basis in the redeemed Shares, and any remaining amount in excess of the U.S. stockholder's adjusted tax basis will be treated as capital gain from the sale or exchange of such Shares. Dividends paid to corporate U.S. stockholders will not qualify for the dividends received deduction generally available to corporations. In addition, our ordinary dividends generally will not qualify for the 20% U.S. federal income tax rate on “qualified dividend income” received by taxpayers taxed as individuals. Our ordinary dividends, with limited exceptions, paid to non-corporate taxpayers are taxed at the higher U.S. federal income tax rate applicable to ordinary income, which is a maximum rate of 37%, provided, however, that such taxpayers may be able to deduct 20% of our ordinary dividends under Section 199A of the Code, thus reducing the maximum effective U.S. federal income tax rate on such dividends.

To the extent that a redemption of our Shares pursuant to the Offer is treated as a dividend, a U.S. stockholder’s adjusted tax basis in the redeemed Shares generally will be transferred to the U.S. stockholder’s remaining Shares. If a U.S. stockholder owns no other Shares, under certain circumstances, this basis may be transferred to a related person or it may be lost entirely.

U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them in the event the redemption is treated as a distribution with respect to their Shares.

Constructive Distributions. Provided that no tendering U.S. stockholder is treated as receiving a dividend as a result of the Offer, stockholders whose percentage ownership of the Company increases as a result of the Offer should not be treated as realizing taxable constructive distributions by virtue of that increase. In the event that any tendering U.S. stockholder is deemed to receive a dividend, it is possible that stockholders whose percentage ownership of the Company increases as a result of the Offer, including stockholders who do not tender any Shares pursuant to the Offer, may be deemed to receive a constructive distribution in the amount of the increase in their percentage ownership of the Company as a result of the Offer. A constructive distribution will be treated as a dividend to the extent of our current or accumulated earnings and profits allocable to it. This constructive distribution treatment will not apply if the purchase of Shares pursuant to the Offer is treated as an “isolated redemption” within the meaning of the applicable Treasury Regulations.

Medicare Tax. Certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% tax on all or a portion of their “net investment income,” which includes dividends or capital gains recognized in connection with a sale of Shares pursuant to the Offer.

Backup Withholding and Information Reporting. Information returns generally will be filed with the IRS in connection with the gross proceeds payable to a U.S. stockholder pursuant to the Offer. The Company may be required to withhold a portion of the amounts paid to a U.S. stockholder pursuant to the Offer unless the U.S. stockholder has completed and submitted to the Company a Form W-9 providing the U.S. stockholder’s employer identification number or social security number, as applicable, and certifying under penalties of perjury that: (a) this number is correct; (b) either (i) the U.S. stockholder is exempt from backup withholding, (ii) the U.S. stockholder has not been notified by the IRS that the U.S. stockholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. stockholder that the U.S. stockholder is no longer subject to backup withholding; or (c) an exception applies under applicable law. If we have not received this information from a U.S. stockholder, then unless an exemption exists and is proven in a manner satisfactory to the Depositary and Paying Agent, such U.S. stockholder will be subject to backup withholding on these payments. The amount of any backup withholding from a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund, provided the required information is timely provided to the IRS.

17.	Recommendation

While the Board has approved the Offer, none of the Company, the Board, the Depositary and Paying Agent, the Dealer Manager or the Information Agent makes any recommendation to stockholders as to whether to tender or refrain from tendering their Shares. Each stockholder must make his, her or its own decision whether to tender Shares, and if so, how many Shares to tender. Stockholders are urged to evaluate carefully all information in the Offer, the Letter of Transmittal and the Schedule TO, including our Annual Report and our most recently filed Quarterly Report on Form 10-Q, which are incorporated herein by reference and can be found in the “Financials” section of our website, investors.vinebrookhomes.com, and on the SEC’s website, www.sec.gov, and to consult their own investment and tax advisors and make their own decisions whether to tender or refrain from tendering their Shares.

Because the Shares are not listed on a national securities exchange, and because the Share Repurchase Plan has been suspended since December 2022, generally subject to limited exceptions, the Board has determined that the Offer is in the best interests of the Company and has approved this Offer to provide stockholders with limited liquidity. However, the Board notes that each individual stockholder should determine whether to tender based on, among other considerations, his, her or its liquidity needs.

While the Offer is ongoing, and for 10 business days thereafter, the Company will not accept any repurchase requests, including hardship requests.

The timing of future liquidity events for the Company’s stockholders will depend upon then prevailing market conditions and the Board’s assessment of the Company’s capital needs and investment objectives and other liquidity options for the Company’s stockholders. Shares are not currently listed on a national securities exchange, nor is any listing currently being considered as the Board has determined, with the concurrence of management, that market conditions are not currently conducive to a listing. We do not anticipate that there would be any significant market for the Shares unless and until they are listed for trading. The Company can provide no assurances as to the form or timing of the commencement of any additional liquidity event for its stockholders or the ultimate liquidation of the Company. There can be no assurances with respect to when or if the Company will achieve a liquidity event, or as to the future value of the Shares.

In determining the purchase price for the Offer, the Board and management considered the most recent NAV per Share, the prices that LODAS Securities, LLC has advised us Shares have traded between stockholders through its market making service, the prices at which our publicly traded single-family REIT peers, American Homes 4 Rent (NYSE: AMH) and Invitation Homes, Inc. (NYSE: INVH) have traded on the New York Stock Exchange relative to their estimated net asset values per share, the limited liquidity for the Shares and other relevant factors. We note that the Offer price of $33.00 per Share is below the most recently published NAV per Share of $52.68 as of June 30, 2026. We in no way suggest that $33.00 per Share is the fair value of our Shares.

For a full description of the methodologies and assumptions, as well as certain qualifications, used to determine the Company’s NAV per Share, see the Company’s Annual Report and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 as filed with the SEC on August 14, 2026, which are incorporated herein by reference. Because the Shares are not listed on a national securities exchange and there is no established public trading market for the Shares, the most recently published NAV per Share does not represent: (i) the price at which Shares would trade on a national securities exchange or at which a third party would pay for the Company, (ii) the amount a stockholder would obtain if he or she tried to sell his or her Shares or (iii) the amount stockholders would receive if the Company liquidated its assets and distributed the proceeds after paying all of its expenses and liabilities. Please note that the Company’s most recently published NAV per Share of $52.68 is as of June 30, 2026 and was calculated as of a specific date. The value of the Shares may fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to the real estate and capital markets generally, including, without limitation, changes in interest rates. These risks have not been priced into the Company’s NAV per Share. There is no assurance of the extent to which the most current valuation should be relied upon for any purpose after its effective date. See “Item 1A. Risk Factors” in the Company’s Annual Report for additional risks related to the Company’s NAV per Share.

No person has been authorized to make any recommendation on behalf of the Company, the Board, LODAS, as the Depositary and Paying Agent, the Dealer Manager or the Information Agent or to make any representations in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation and any information and representations must not be relied upon. The Offer has neither been approved nor disapproved by the SEC, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the accuracy or adequacy of the information contained or incorporated by reference in this Offer to Purchase. Any representation to the contrary is a criminal offense.

18.	Miscellaneous

The Offer is not being made to, and tenders will not be accepted from, stockholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities laws of the applicable jurisdiction. We are not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of the applicable jurisdiction. However, we reserve the right to exclude stockholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. We believe this exclusion is permissible under applicable laws and regulations, provided we make a good faith effort to comply with any law deemed applicable to the Offer.

We have retained LODAS to act as the Depositary and Paying Agent in connection with the Offer. In its role as Depositary, LODAS will receive Letters of Transmittal and Withdrawal Letters and provide information regarding the Offer to those persons, including stockholders that contact it. As Paying Agent, LODAS will be responsible for determining the proration factor, if any, and matching payment for all Shares purchased by us in the Offer.

LODAS will receive reasonable and customary compensation for its services and will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

NexPoint Securities, Inc. will act as the Information Agent in connection with the Offer, and in this capacity may contact stockholders by mail, telephone, email and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent will receive reasonable and customary compensation for its services and will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We have retained RBC Capital Markets, LLC to act as the Dealer Manager in connection with the Offer. The Dealer Manager may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. The Dealer Manager will receive a reasonable and customary fee for these services. We also have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against liabilities in connection with the Offer. The Dealer Manager and its affiliates may actively trade our equity securities for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in our securities.

We will not pay any fees or commissions to brokers, dealers or other persons (other than to the Dealer Manager, the Information Agent and LODAS as described above) for soliciting tenders of Shares pursuant to the Offer. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or custodian or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of the Dealer Manager, Information Agent or LODAS for purposes of the Offer.

If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, custodian or other nominee and you are not the holder of record on our books, you must contact your broker, dealer, commercial bank, trust company, custodian or other nominee and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. Stockholders holding their Shares through a broker, dealer, commercial bank, trust company, custodian (such as an IRA account) or other nominee must not deliver a Letter of Transmittal directly to the Depositary and Paying Agent. The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary and Paying Agent on your behalf.

This requirement will be strictly followed, and Letters of Transmittal which do not conform to the above will be rejected. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary and Paying Agent of their authority to so act must be submitted together with any required signature guarantees and other documents required by the Letter of Transmittal. If a broker, dealer, commercial bank, trust company, custodian or other nominee holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company, custodian or other nominee that holds your Shares as soon as possible to find out its deadline.

Questions and requests for assistance may be directed to the Depositary and Paying Agent, the Information Agent or the Dealer Manager as set forth below.

The Depositary and Paying Agent for the Offer is:

LODAS Transfer, LLC

By Regular, Registered or Certified Mail; Hand or Overnight Courier: VineBrook Homes Trust, Inc. c/o LODAS Transfer 1710 Keller Parkway #1981 Keller, TX 76248	Email: vinebrooktender@lodasmarkets.com	Confirmation: Telephone (Toll Free): (833) 586-1960

The Information Agent for the Offer is:

NexPoint Securities, Inc.
200 Crescent Court, Suite 700
Dallas, Texas 75201
Telephone (Toll Free): (833) 697-7253

The Dealer Manager for the Offer is:

RBC Capital Markets, LLC
200 Vesey Street, 8th Floor
New York, New York 10281
Attn: Strategic Transactions Group
Toll-Free: (877) 381-2099
Collect: (212) 905-5846
Email: stgdesk@rbccm.com